EXHIBIT 10.1

SEPARATION AND GENERAL RELEASE AGREEMENT
This Separation and General Release Agreement (this “Agreement”) is entered into this second day of September 2022, by and between Establishment Labs Holdings Inc., a British Virgin Islands company (the “Company”) and Pratip Dastidar, an individual (the “Executive”).
WHEREAS, Executive was employed by the Company pursuant to the terms of an employment agreement with the Company, dated May 17, 2021 (the “Employment Agreement”); and
WHEREAS, Executive’s employment relationship with the Company ended on August 19, 2022 (the “Separation Date”);
WHEREAS, the Company and Executive desire to enter into this Agreement upon the terms set forth herein.
NOW, THEREFORE, in consideration of the covenants undertaken, benefits provided and the releases contained in this Agreement, Executive and the Company hereby agree as follows.
1.    Termination of Employment. Executive’s employment with the Company terminated on the Separation Date. Effective as of the Separation Date, Executive hereby waives any right or claim to reinstatement as an executive of the Company and each of its affiliates. Effective as of the Separation Date, Executive hereby confirms that Executive will not hold any position as an officer, director or executive with the Company and each of its affiliates, and Executive hereby confirms his resignation as an officer and director of the Company and each of its affiliates, and as a fiduciary of any benefit plan of the Company and each of its affiliates, effective as of the Separation Date. Executive agrees that he has been paid all compensation and benefits due from the Company and each of its affiliates (including, but not limited to, accrued vacation, salary, bonus, incentive, and other wages), and that all payments due to Executive from the Company or any of its affiliates after the Separation Date shall be determined under this Agreement. Executive agrees that he has submitted and been reimbursed for all reimbursable business expenses.
2.    Termination Benefits. Provided that Executive signs this Agreement and does not revoke it, and complies with all terms of this Agreement, Executive shall be entitled to the benefits set forth below in connection with his termination of employment (the “Termination Benefits”). Upon and following the Separation Date, the Company and each of its affiliates shall have no further obligation to make or provide to Executive, and Executive shall have no further right to receive or obtain from the Company and each of its affiliates, any payments or benefits other than the following Termination Benefits.
A.    Accrued Compensation. The Company shall pay Executive any accrued compensation provided for in the Employment Agreement on the next regularly scheduled payroll date of the Company following the Separation Date, but in no event later than fifteen (15) days following the Separation Date.
B.    Severance Benefit. The Company shall pay Executive nine (9) months of base salary (equal to $266,250) in a lump sum payable on (or within ten (10) days following) the sixtieth (60th) day following the Separation Date.

C.    Pro-Rata Bonus. The Company shall pay Executive a prorated bonus for the fiscal year in which the Executive’s Separation Date occurs (the “Pro-Rata Bonus”), equal to the Executive’s target annual bonus multiplied by the fraction obtained by dividing (x) the number of days the Executive was employed by the Company during such fiscal year by (y) the total number of days in such fiscal year (equal to $127,652). The Pro-Rata Bonus will be paid at the time other similarly situated employees of the Company receive bonus payments for such fiscal year, but in no event later than March 15 of the year following such fiscal year.
D.    Extension of Option Exercise Period. The Company shall extend the exercise period for the vested options held by the Executive following the Separation Date, as set forth in the table below, such that the vested options will remain exercisable until September 1, 2023.

Grant No.	Number of Vested Options Subject to Grant
000329	11,000
00000257	11,204
00000256	1,296

E.    COBRA Benefit. Subject to Executive completing the applicable continuation enrollment procedures the Company has in place on the Separation Date, the Company shall pay the cost of premiums for healthcare coverage under Consolidated Omnibus Budget Reconciliation Act (“COBRA”) for the Executive and his dependents (the “COBRA Benefit”) at the rates then in effect for active employees for the period beginning with the month following the month in which the Separation Date occurs and ending with coverage for the ninth (9th) month following the month in which the Separation Date occurs (or, if earlier, ending upon the first to occur of the date Executive becomes eligible for coverage under the health plan of a future employer or the date upon which the Executive ceases to be eligible for coverage under COBRA).
3.    Release. Executive, on behalf of Executive, Executive’s descendants, dependents, heirs, executors, administrators, assigns, and successors, and each of them, hereby covenants not to sue and fully releases and discharges the Company and each of its parents, subsidiaries and affiliates, past and present, as well as its and their trustees, directors, officers, members, managers, partners, agents, attorneys, insurers, executives, stockholders, representatives, assigns, and successors, past and present (and including, without limitation, any current or former Chief Executive Officers to whom Executive reported), and each of them, hereinafter together and collectively referred to as the “Releasees,” with respect to and from any and all claims, wages, demands, rights, liens, agreements or contracts (written or oral), covenants, actions, suits, causes of action, obligations, debts, costs, expenses, attorneys’ fees, damages, judgments, orders and liabilities of whatever kind or nature in law, equity or otherwise, whether now known or unknown, suspected or unsuspected, and whether or not concealed or hidden (each, a “Claim”), which he now owns or holds or he has at any time heretofore owned or held or may in the future hold as against any of said Releasees (including, without limitation, any Claim arising out of or in any way connected with Executive’s service as an officer, director, executive, member or manager of any Releasee, Executive’s separation from Executive’s position as an officer, director, executive, manager and/or member, as applicable, of any Releasee, or any other transactions, occurrences, acts or omissions or any loss, damage or injury whatever), whether known or unknown, suspected or unsuspected, resulting from any act or omission by or on the part of said Releasees, or any of them, committed or omitted prior to the date of this Release

Agreement including, without limiting the generality of the foregoing, any Claim under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act, the Family and Medical Leave Act of 1993, or any other federal, state or local law, regulation, or ordinance, or any Claim for severance pay, equity compensation, bonus, sick leave, holiday pay, vacation pay, life insurance, health or medical insurance or any other fringe benefit, workers’ compensation or disability (the “Release”); provided, however, that the foregoing Release does not apply to any obligation of the Company to Executive pursuant to any of the following: (1) any equity-based awards previously granted by the Company or its affiliates to Executive, to the extent that such awards continue after the termination of Executive’s employment with the Company in accordance with the applicable terms of such awards (and, after giving effect to the terms of this Agreement, subject to any limited period in which to exercise such awards following such termination of employment); (2) any right to indemnification that Executive may have pursuant to the Articles of Association or other governing documents of the Company or under any written indemnification agreement with the Company (or any corresponding provision of any subsidiary or affiliate of the Company) with respect to any loss, damages or expenses (including but not limited to attorneys’ fees to the extent otherwise provided) that Executive may in the future incur with respect to Executive’s service as an executive, officer or director of the Company or any of its subsidiaries or affiliates; (3) with respect to any rights that Executive may have to insurance coverage for such losses, damages or expenses under any Company (or subsidiary or affiliate) directors and officers liability insurance policy; (4) any rights to continued medical or dental coverage that Executive may have under COBRA (or similar applicable state law); (5) any rights to the Termination Benefits and other benefits provided under this Agreement; or (6) any rights to payment of benefits that Executive may have under a retirement plan sponsored or maintained by the Company or its affiliates that is intended to qualify under Section 401(a) of the Internal Revenue Code of 1986, as amended. In addition, this Release does not cover any Claim that cannot be so released as a matter of applicable law. Executive acknowledges and agrees that he has received any and all leave and other benefits that he has been and is entitled to pursuant to the Family and Medical Leave Act of 1993.
4.    ADEA Waiver. Executive expressly acknowledges and agrees that by entering into this Agreement, Executive is waiving any and all rights or Claims that he may have arising under the Age Discrimination in Employment Act of 1967, as amended (the “ADEA”), which have arisen on or before the date of execution of this Agreement. Executive further expressly acknowledges and agrees that:
A.    In return for this Agreement, Executive will receive consideration beyond that which the Executive was already entitled to receive before entering into this Agreement;
B.    Executive is hereby advised in writing by this Agreement to consult with an attorney before signing this Agreement;
C.    Executive has voluntarily chosen to enter into this Agreement and has not been forced or pressured in any way to sign it;
D.    Executive was given a copy of this Release Agreement on August [●], 2022 and informed that he had twenty one (21) days within which to consider this Agreement and that if he wished to execute this Agreement prior to expiration of such 21-day period, he should execute the Endorsement attached hereto;
E.    Executive was informed that he had seven (7) days following the date of execution of this Agreement in which to revoke this Agreement, and this Agreement will become null and void if Executive elects revocation during that time. Any revocation must be in writing and must be received by the Company during the seven-day revocation period. In the event that Executive exercises his right of revocation, neither the Company nor Executive will have any obligations under this Agreement (including, without limitation, any obligations to pay or provide the Termination Benefits);
F.    Nothing in this Agreement prevents or precludes Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs from doing so, unless specifically authorized by federal law.
7.    Non-Disparagement. Executive agrees not to make, directly or indirectly, whether verbal or in writing, any damaging or disparaging statements, representations or remarks about or concerning Employer or any of the Released Parties.
8.    No Transferred Claims. Executive warrants and represents that Executive has not heretofore assigned or transferred to any person not a party to this Agreement any released matter or any part or portion thereof and he shall defend, indemnify and hold the Company and each of its affiliates harmless from and against any claim (including the payment of attorneys’ fees and costs actually incurred whether or not litigation is commenced) based on or in connection with or arising out of any such assignment or transfer made, purported or claimed.
9.    Severability. It is the desire and intent of the parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable under any present or future law, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction; furthermore, in lieu of such invalid or unenforceable provision there will be added automatically as a part of this Agreement, a legal, valid and enforceable provision as similar in terms to such invalid or unenforceable provision as may be possible. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.
10.    Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories. Photographic or other electronic copies of such signed counterparts may be used in lieu of the originals for any purpose.
11.    Successors. This Agreement is personal to Executive and shall not, without the prior written consent of the Company, be assignable by Executive. This Agreement shall inure to the benefit of and be binding upon the Company and its respective successors and assigns and any such successor or assignee shall be deemed substituted for the Company under the terms of this Agreement for all purposes. As used herein, “successor” and “assignee” shall include any person, firm, corporation or other business entity which at any time, whether by purchase, merger, acquisition of assets, or otherwise, directly or indirectly acquires the ownership of the Company, acquires all or substantially all of the Company’s assets, or to which the Company assigns this Agreement by operation of law or otherwise.

12.    Governing Law. This Agreement shall be deemed to have been executed and delivered within the State of California, and the rights and obligations of the parties hereunder shall be construed and enforced in accordance with, and governed by, the laws of the State of California without regard to principles of conflict of laws.
13.    Amendment and Waiver. The provisions of this Agreement may be amended and waived only with the prior written consent of the Company and Executive, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall be construed as a waiver of such provisions or affect the validity, binding effect or enforceability of this Agreement or any provision hereof.
14.    Descriptive Headings. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.
15.    Construction. Where specific language is used to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates. The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party.
16.    Nouns and Pronouns. Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural and vice-versa.
17.    Withholding. Notwithstanding anything else herein to the contrary, the Company may withhold (or cause there to be withheld, as the case may be) from any amounts otherwise due or payable under or pursuant to this Agreement such federal, state and local income, employment, or other taxes as may be required to be withheld pursuant to any applicable law or regulation.
20.    Legal Counsel. Each party recognizes that this is a legally binding contract and acknowledges and agrees that they have had the opportunity to consult with legal counsel of their choice. Executive acknowledges and agrees that he has read and understands this Agreement completely, is entering into it freely and voluntarily, and has been advised to seek counsel prior to entering into this Agreement and he has had ample opportunity to do so.
The undersigned have read and understand the consequences of this Agreement and voluntarily sign it. The undersigned declare under penalty of perjury under the laws of the State of California that the foregoing is true and correct.
EXECUTED this second day of September 2022, at Addison, TX.
“Executive”
/s/ Pratip Dastidar
Print Name: Pratip Dastidar
ESTABLISHMENT LABS HOLDINGS INC.,
a British Virgin Islands company,
By:     /s/ Jeffrey C. Bettinger
Name: Jeffrey C. Bettinger
Title: Head of People

ENDORSEMENT
I, Pratip Dastidar, hereby acknowledge that I was given 21 days to consider the foregoing Agreement and voluntarily chose to sign the Agreement prior to the expiration of the 21-day period.
I declare under penalty of perjury under the laws of the United States and the State of California that the foregoing is true and correct.
EXECUTED this second day of September 2022.
/s/ Pratip Dastidar
Print Name: Pratip Dastidar